Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports related to the financial statements of Telecom Argentina S.A. as of and for the year ended December 31, 2003, dated March 9, 2004 and as of December 31, 2002 and for each of the two years then ended, dated March 10, 2003, in this Amendment No. 2 to the Registration Statement (Form F-1 No. 333-111790) and the related Solicitation Statement.

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L. (successor firm of Henry Martin, Lisdero y Asociados)

Member Firm of Ernst & Young Global

Aldo O. Carugati

Partner

Buenos Aires, Argentina

June 17, 2004